Exhibit 99.1

Investor Contact: The Ruth Group Tram Bui Tel: 646-536-7035 tbui@theruthgroup.com

Evoke Pharma Reports Third Quarter 2017 Results and Highlights

•	Announced positive topline results from comparative exposure pharmacokinetic (PK) trial for Gimoti™
•	505(b)(2) New Drug Application (NDA) submission on track for Q1 2018 filing
•	Partnered with the Patheon division of Thermo Fisher Scientific Inc. as a commercial manufacturing partner for Gimoti
•	$10.4M in cash and extended estimated cash runway now through June 2018

SOLANA BEACH, CA, November 14, 2017 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the third quarter ended September 30, 2017.

Dave Gonyer, R.Ph., President and CEO, stated, “We would like to reiterate the incredibly important milestone we achieved with the success of our comparative exposure PK trial, which demonstrated that two separate doses of Gimoti met the selection criteria with similar systemic exposure to that of the reference listed drug, Reglan Tablets. We believe the trial results, which were in line with our expectations and consistent with our prior discussions with FDA, mark the final clinical milestone needed to complete our NDA submission package for Gimoti. We remain confident that Gimoti holds significant potential to bring a new treatment option to those suffering from acute and recurrent diabetic gastroparesis.

Mr. Gonyer continued, “As we prepare to submit our 505(b)(2) NDA to FDA in the first quarter of 2018, we have effectively managed our resources to provide us the cash runway past NDA submission and through June 2018. This extension from our prior estimate is primarily due to projected cost savings related to the management of our pre-commercialization activities. We are careful stewards of our financial resources and have continued to prudently manage our expenses and will continue to do so as we move toward our NDA submission and a potential approval.”

Third Quarter 2017 Financial Review

For the third quarter of 2017, net loss was approximately $5.2 million, or $(0.34) per share, compared to a net loss of approximately $3.0 million, or $(0.29) per share, for the three-month period ended September 30, 2016.

Research and development expenses totaled approximately $2.7 million for the three months ended September 30, 2017, compared to approximately $1.3 million for the three months ended September 30, 2016.

For the third quarter of 2017, general and administrative expenses were approximately $984,000, compared to approximately $830,000 for the third quarter of 2016.

Total operating expenses for the three months ended September 30, 2017 were approximately $3.7 million, compared to approximately $2.2 million for the same period in 2016.

Included in net loss for the third quarter of 2017 was approximately $1.5 million of non-cash expense incurred due to the change in the fair value of the warrant liability. The warrant liability is subject to remeasurement at each reporting period and we recognize any change in the fair value of the warrant liability in the statement of operations. We anticipate that the value of the warrants could fluctuate from quarter to quarter and that such fluctuation could have a material impact on our financial statements from quarter to quarter and year to year.

As of September 30, 2017, our cash and cash equivalents were approximately $10.4 million.

Conference Call and Webcast

Evoke will hold a conference call on Tuesday, November 14, 2017 at 4:30 pm ET to discuss the results. Participants should dial 1-877-407-0789 (United States) or 1-201-689-8562 (International) and mention Evoke Pharma. A live webcast of the conference call will also be available on the investor relations page of the Company's corporate website at www.evokepharma.com.

After the live webcast, the event will be archived on Evoke's website for one year. In addition, a telephonic replay of the call will be available until November 21, 2017. The replay can be accessed by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) with confirmation code 13672618.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing Gimoti, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent gastroparesis in adults with diabetes mellitus. Diabetic gastroparesis is a GI disorder afflicting millions of sufferers worldwide, in which stomach emptying is unpredictable and associated resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. Gimoti is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through nasal spray administration. Visit www.EvokePharma.com for more information.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negatives of these terms or other similar expressions. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding: Evoke’s beliefs about the PK study data, including that the PK study was successful and represents the final clinical milestone needed to complete the Gimoti NDA submission package; the timing of the submission of the Gimoti NDA to FDA; potential to receive regulatory approval of Gimoti; and that Evoke’s current cash will be sufficient to fund operations through June 2018. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Evoke's business, including, without limitation:  the topline data Evoke has reported from the PK study is based on preliminary analysis of key data, and such data may change following a more comprehensive review of the data related to the PK study and such topline data may not accurately reflect the complete results of the study, and FDA may not agree with Evoke's interpretation of such results, including risks associated with Cmax falling below the bioequivalence range; later developments with the FDA that may be inconsistent with the already completed pre-NDA meetings, including inconsistent conclusions reflected in the official meeting minutes from the FDA; risks that FDA may require additional efficacy or safety studies prior to submission or approval of the NDA; the inherent risks of clinical development of Gimoti; Evoke is entirely dependent on the success of Gimoti, and Evoke cannot be certain that it will be able to submit an NDA for Gimoti or obtain regulatory approval for or successfully commercialize Gimoti; risks associated with manufacturing new formulations of Gimoti; Evoke’s dependence on third parties for the manufacture of Gimoti as well as the completion of the analysis of the PK trial data; Evoke may require additional funding to  submit the NDA, and will require substantial additional funding to commercialize Gimoti, and may be unable to raise capital when needed, including to fund ongoing operations; Evoke may not be able to successfully commercialize Gimoti, if approved, as a result of risks associated with market acceptance, coverage and reimbursement and competing products; and other risks detailed in Evoke's prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to Follow)

Evoke Pharma, Inc. Condensed Balance Sheets

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$10,412,968	$9,007,071
Prepaid expenses	334,728	267,711
Other current assets	—	7,997
Total current assets	10,747,696	9,282,779
Other assets	11,551	11,551
Total assets	$10,759,247	$9,294,330

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$1,720,816	$478,223
Accrued compensation	927,843	933,450
Total current liabilities	2,648,659	1,411,673
Warrant liability	6,050,901	4,095,019
Total liabilities	8,699,560	5,506,692

Stockholders' equity:
Common stock	1,541	1,235
Additional paid-in capital	72,788,358	62,595,546
Accumulated deficit	(70,730,212)	(58,809,143)
Total stockholders' equity	2,059,687	3,787,638
Total liabilities and stockholders' equity	$10,759,247	$9,294,330

Evoke Pharma, Inc. Condensed Statement of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$2,717,698	$1,339,343	$5,505,953	$5,449,568
General and administrative	984,047	830,092	3,065,595	2,770,500
Total operating expenses	3,701,745	2,169,435	8,571,548	8,220,068
Loss from operations	(3,701,745)	(2,169,435)	(8,571,548)	(8,220,068)
Other income (expense):
Interest income (expense), net	2,822	(123,209)	5,452	(268,483)
Financing costs related to warrant liability	—	(533,692)	—	(533,692)
Change in fair value of warrant liability	(1,544,138)	(198,945)	(3,354,973)	(198,945)
Total other expense, net	(1,541,316)	(855,846)	(3,349,521)	(1,001,120)
Net loss	$(5,243,061)	$(3,025,281)	$(11,921,069)	$(9,221,188)
Net loss per share of common stock, basic	$(0.34)	$(0.29)	$(0.81)	$(1.11)
Net loss per share of common stock, diluted	$(0.34)	$(0.29)	$(0.89)	$(1.11)
Weighted-average shares used to compute basic net loss per share	15,351,295	10,614,692	14,740,977	8,341,750
Weighted-average shares used to compute diluted net loss per share	15,351,295	10,614,692	14,766,853	8,341,750